Exhibit 99.3
UNILIFE CORPORATION
ARBN 141 042 757
Appendix 4D — Half Year Report
Six months ended 31 December 2010
Results for announcement to the market

UNILIFE CORPORATION HIGHLIGHTS
Results for Announcement to the Market

				Six Months Ended	Six Months Ended
				31 December 2010	31 December 2009
				US$000’s	US$000’s

Revenues from ordinary activities	Down	16.5%	to	5,305	6,353
Profit (loss) from ordinary activities after tax attributable to members	Up	120.6%	to	(17,604)	(7,979)
Net profit (loss) for the period attributable to members	Up	120.6%	to	(17,604)	(7,979)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A
Results of Operations
Revenues decreased from US$6.4 million during the six months ended 31 December 2009 to US$5.3 million during the six months ended 31 December 2010. This decrease was primarily attributable to a decrease in revenues from the Company’s industrialization agreement with sanofi-aventis due to the nature and timing of milestones achieved during the six months ended 31 December 2010.
Net loss increased from US$8.0 million during the six months ended 31 December 2009 to US$17.6 million during the six months ended 31 December 2010. The increase in the net loss was primarily attributable to the decline in revenues as well as a significant increase in share-based compensation expense. The Company also incurred higher payroll and related costs during the six months ended 31 December 2010 due to an increase in the workforce at the Company’s Pennsylvania facility. These amounts were partially offset by a decrease in legal and consulting fees which were significant during the six months ended 31 December 2009 as a result of the Company’s redomiciliation to the United States.
Basis of the Preparation of the Half Year Report
The half year report has been prepared in accordance with ASX Listing Rule 4.2A.3 and the disclosure requirements of ASX Appendix 4D.
The half year report has been prepared in accordance with accounting principles generally accepted in the United States of America.
The Board of Directors does not recommend that a dividend relating to the six months ended 31 December 2010 be paid. As such, there is no applicable record date.
Net Tangible Assets per Security

	31 December 2010		31 December 2009
Net tangible assets per share	US$	0.93	US$	0.89
Net tangible assets per CDI	A$	0.16	A$	0.15

JIM BOSNJAK
Chairman
Date: 14 February 2011
Half Year Report to 31 December 2010
Unilife Corporation ARBN 141 042 757

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